Exhibit 23.2

Deloitte Touche Tohmatsu
ABN 74 490 121 060

Woodside Plaza
Level 14
240 St Georges Terrace
Perth WA 6000
GPO Box A46
Perth WA 6837 Australia

DX 206
Tel: +61 (0) 8 9365 7000
Fax: +61 (0) 8 9365 7001
www.deloitte.com.au

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-163976) by TransAtlantic Petroleum Ltd. of our report dated 13 May 2009, relating to the consolidated financial statements of Incremental Petroleum Limited, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

DELOITTE TOUCHE TOHMATSU

29 April 2010